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                                                                      EXHIBIT 3

                          CERTIFICATE OF AMENDMENT TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              SCHULLER CORPORATION

   PURSUANT TO SECTION 103 AND SECTION 242 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

         The undersigned, Charles L. Henry and Richard B. Von Wald, certify that they are the President and Secretary, respectively, of Schuller Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), and do hereby further certify as follows:

         1.       The name of the Company is Schuller Corporation.

         2. This Certificate of Amendment was unanimously approved by the Board of Directors of the Company and thereafter duly adopted by the stockholders thereof, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         3. Article FIRST of the Restated Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

            FIRST: The name of the corporation is Johns Manville Corporation (hereinafter the "Company").

         4. The first sentence of Article FOURTH of the Restated Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

            FOURTH: The total number of shares of all classes of capital stock which the Company shall have authority to issue is three hundred and eighteen million, three hundred and nine thousand one hundred and seventy (318,309,170) shares, of which three hundred million (300,000,000) shares shall be Common Stock with a par value of $.01 per share, seven million two hundred thousand (7,200,000) shares shall be Convertible Preferred Stock, Series A with a par value of $1.00 per share, and eleven million one hundred and nine thousand one hundred and seventy (11,109,170) shares shall be Cumulative Preference Stock, Series B with a par value of $1.00 per share.

         IN WITNESS WHEREOF, Schuller Corporation has caused this Certificate of Amendment to be signed by Charles L. Henry, its President, and attested by Richard B. Von Wald, its Secretary, this 29th day of April, 1997.

                                              SCHULLER CORPORATION

                                              By: /s/ Charles L. Henry
                                                 ---------------------------

Attest:                                               Charles L. Henry
/s/ Richard B. Von Wald
--------------------------
    Richard B. Von Wald

                                        Filed with the Secretary of
                                        State of Delaware on May 2, 1997